Februrary 26, 2019

To the Board of Trustees of Two Roads Shared Trust

c/o Gemini Fund Services, LLC

80 Arkay Drive

Hauppauge, NY 11788

Re: Rule 12b-1 Fee Waiver Letter Agreement

This will confirm the agreement between Two Roads Shared Trust (the “Trust”) on behalf of the Superfund Managed Futures Strategy Fund (the “Fund”) and Superfund Advisors, Inc. (the “Adviser”), as follows:

1.                  Pursuant to the Class A Master Distribution and Shareholder Servicing Plan Pursuant to Rule 12b-1 adopted August 29, 2012 and amended December 7, 2012 and March 21, 2013 (the “Class A Plan”) by the Trust on behalf of those series listed in Appendix A to the Class A Plan, a Fund may pay fees (or otherwise incur expenses) for activities related to “Distribution Activities” and “Shareholder Services”, as those terms are defined by the Class A Plan, respectively, at an annual rate of up to 0.25% of the Fund’s average daily net assets (the “Class A Maximum Aggregate Distribution Fee Rate and Shareholder Servicing Fee Rate”).

2.                  Pursuant to the Class C Master Distribution and Shareholder Servicing Plan Pursuant to Rule 12b-1 adopted August 29, 2012 and amended December 7, 2012 and March 21, 2013 (the “Class C Plan”) by the Trust on behalf of those series listed in Appendix A to the Class C Plan, a Fund may pay fees (or otherwise incur expenses) for activities related to “Distribution Activities” and “Shareholder Services”, as those terms are defined by the Class C Plan, respectively, at an annual rate of up to 1.00% of the Fund’s average daily net assets (the “Class C Maximum Aggregate Distribution Fee Rate and Shareholder Servicing Fee Rate”).

3.                  The Adviser requests that the Fund agree to contractually limit the accrual of all or a portion of fees under each of the Class A and Class C Plans to the extent necessary to limit the Class A and Class C Maximum Aggregate Distribution Fee Rate and Shareholder Servicing Fee Rate to 0.00% of the of the Fund’s average daily net assets, respectively.

4.                  The Trust hereby agrees, as of the date hereof, to waive or limit the Class A and Class C Maximum Aggregate Distribution Fee Rate and Shareholder Servicing Fee Rate so that such fee, on an annual basis, does not exceed 0.00% of the Fund’s average daily net assets, respectively.

5.                  This Agreement shall become effective on February 26, 2019 and shall remain in effect until February 29, 2020. This Agreement can only be terminated upon the approval of the Board of Trustees of the Trust or by the Adviser upon 60 days’ written notice to the Trust.

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Sincerely,

/s/Jim Colantino

Jim Colantino

President

Two Roads Shared Trust

Adviser Attestation on behalf of the Fund:

/s/Gerhard Entzmann

Gerhard Entzmann

President

Superfund Advisors, Inc.